MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 2, 2006		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Second Quarter 2006 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported a net loss available to common stockholders of $21.8 million, or a loss of $0.27 per share of common stock, for the second quarter ended June 30, 2006. On July 5, 2006, MFA announced its second quarter dividend of $0.05 per share of common stock. The dividend was paid on July 31, 2006 to stockholders of record as of July 17, 2006.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “As previously indicated, increases in the target federal funds rate have increased the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, negatively impacting portfolio spreads. The U.S. Federal Open Market Committee has increased the target federal funds rate by 25 basis points at each of its last 17 meetings and has indicated that inflation risks remain. Additional firming needed to address these risks will depend on incoming information for both inflation and economic growth. Based on recent inflation data, it is difficult to rule out the possibility of additional tightening in 2006. As a result of the Federal Reserve’s efforts to tighten monetary policy and the fact that, in general, the yields on MFA’s assets reset annually, but only after an initial fixed rate period, we anticipate that MFA will continue to experience a period of lower earnings over the next several quarters.”

Mr. Zimmerman continued, “As previously reported, in order to positively impact portfolio spreads and to reduce interest rate risk, MFA undertook a further repositioning of its portfolio in the second quarter of 2006. This repositioning consisted of the sale of approximately $1.035 billion of MBS with realized losses of approximately $24.7 million. The MBS that were sold consisted primarily of lower-yielding assets acquired when short-term interest rates were substantially lower than they are today. This MBS sale was predicated on a number of factors, including the negative impact of Federal Reserve tightening, increasing inflationary pressures from higher capacity utilization, the elevated prices of energy and other commodities, and the relatively flat and at times inverted yield curve. As a REIT, MFA must distribute at least 90% of its taxable income excluding net capital losses, so the realized losses on the sale of MBS did not impact MFA’s required dividend. For the quarter ending June 30, 2006, MFA’s earnings excluding the repositioning losses were $3.0 million, or $0.04 per share of common stock.”

Mr. Zimmerman stated, “We continue to actively manage and reduce MFA’s exposure to rising interest rates. MFA’s balance sheet, which peaked at $7.1 billion in assets in February 2005, has been reduced through asset sales and prepayments to $3.5 billion in assets as of June 30, 2006. MFA’s leverage, as measured by debt-to-equity, which had been 9.0x in the first quarter of 2005, has since been reduced to 4.3x as of June 30, 2006. As a result, MFA is strategically positioned to take advantage of more attractive investment opportunities as they arise.”

Mr. Zimmerman added, “MFA continues to focus on high quality, higher coupon hybrid and adjustable-rate MBS assets. At June 30, 2006, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. The MBS in MFA’s portfolio are either adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 5.39% as of June 30, 2006. Approximately 67% of the MBS in MFA’s portfolio have interest rates that contractually reprice within the next 12 months. Additionally, approximately 9% of the MBS in MFA’s portfolio will contractually reprice after 12 months but within 36 months and 24% will contractually reprice after 36 months.

MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its hybrid and adjustable-rate MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% Constant Prepayment Rate (“CPR”), the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of June 30, 2006, was approximately 11 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately five months, resulting in a Repricing Gap of approximately six months. The prepayment speed on MFA’s MBS portfolio averaged 26.1% CPR during the second quarter of 2006.

During the second quarter of 2006, the gross yield on MFA’s interest-earning assets was approximately 5.15%, while the net yield on interest-earning assets was reduced to 4.21%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 4.21% and its 4.24% cost of funds, was (0.03%) for the second quarter of 2006. MFA’s costs for compensation and benefits and other general and administrative expense were $2.5 million for the quarter ended June 30, 2006. As of June 30, 2006, book value per share of common stock was $7.08.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

MFA will hold a conference call on Wednesday, August 2, 2006, at 10:00 a.m. (New York City time) to discuss its second quarter 2006 financial results. The number to dial in order to listen to the conference call is (800) 762-6065 in the U.S. and Canada. International callers must dial (480) 629-9566. The replay will be available through Wednesday, August 9, 2006 at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 838234. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	June 30, 2006	December 31, 2005

	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”), at fair value (including pledged
MBS of $3,012,419 and $5,394,144 at June 30, 2006 and
December 31, 2005, respectively)	$3,430,834	$5,714,906
Cash and cash equivalents	54,879	64,301
Accrued interest receivable	16,424	24,198
Interest rate cap agreements, at fair value	1,923	2,402
Swap agreements, at fair value	2,323	3,092
Real estate	11,921	29,398
Real estate and related assets held for sale	8,809	–
Goodwill	7,189	7,189
Prepaid and other assets	1,629	1,431

Total Assets	$3,535,931	$5,846,917

Liabilities:
Repurchase agreements	$2,835,200	$5,099,532
Accrued interest payable	23,321	54,157
Mortgages on real estate, including mortgages on real estate held for sale	16,457	22,552
Dividends payable	–	4,058
Accrued expenses and other liabilities	3,972	5,516

Total Liabilities	2,878,950	5,185,815

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative
redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at June 30, 2006 and December 31, 2005 ($96,000
aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized;
79,211 and 80,121 issued and outstanding at June 30, 2006
and December 31, 2005, respectively	792	801
Additional paid-in capital, in excess of par	765,441	770,789
Accumulated deficit	(65,177)	(52,315)
Accumulated other comprehensive loss	(44,113)	(58,211)

Total Stockholders’ Equity	656,981	661,102

Total Liabilities and Stockholders’ Equity	$3,535,931	$5,846,917

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$45,645	$60,752	$98,974	$121,694
Interest income on temporary cash investments	540	390	1,206	687

Total Interest Income	46,185	61,142	100,180	122,381

Interest Expense	38,818	46,508	81,603	86,274

Net Interest Income	7,367	14,634	18,577	36,107

Other Operating (Loss) Income:
Loss on sale of MBS, net	(24,746)	–	(23,149)	–
Revenue from operations of real estate	388	354	770	712
Miscellaneous other, net	205	20	444	32

Total Other Operating (Loss) Income	(24,153)	374	(21,935)	744

Operating and Other Expense:
Compensation and benefits	1,530	1,498	3,088	3,053
Real estate operating expense	237	244	482	494
Mortgage interest on real estate	163	166	336	339
Other general and administrative	961	927	2,078	1,886

Total Operating and Other Expense	2,891	2,835	5,984	5,772

(Loss) Income from Continuing Operations, net	(19,677)	12,173	(9,342)	31,079

Discontinued Operations:
Loss from discontinued operations, net	(56)	(14)	(133)	(39)
Gain on sale of real estate, net of tax of $1,820	–	–	4,705	–

(Loss) Income from Discontinued Operations, net	(56)	(14)	4,572	(39)

(Loss) Income Before Preferred Stock Dividends	(19,733)	12,159	(4,770)	31,040
Preferred Stock Dividends	2,040	2,040	4,080	4,080

Net (Loss) Income Available to Common Stockholders	$(21,773)	$10,119	$(8,850)	$26,960

(Loss) Earnings Per Share of Common Stock:
(Loss) income from continuing operations – basic and diluted	$(0.27)	$0.12	$(0.17)	$0.33
Income from discontinued operations – basic and diluted	–	–	0.06	–

(Loss) earnings per share – basic and diluted	$(0.27)	$0.12	$(0.11)	$0.33

Reconciliation of Non-GAAP Financial Measures

This press release contains a disclosure relating to MFA’s earnings for the second quarter ended June 30, 2006, which may constitute a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The table below presents the reconciliation of net loss allocable to common stockholders to earnings excluding capital losses on the sale of MBS. As a REIT, MFA must distribute at least 90% of its taxable income, which excludes net capital gains and losses. MFA’s management believes that the disclosure of this financial measure is useful in enabling investors to better understand MFA’s minimum dividend requirement relating to its REIT status. MFA’s management further believes that this financial measure, when considered together with MFA’s GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. Management also believes that this financial measure enhances the ability of investors to analyze MFA’s operating trends and to better understand its operating performance. This financial measure does not, however, take into account the effect of the capital losses realized by MFA in the second quarter of 2006 and, therefore, should not be used as a substitute in assessing MFA’s results of operations and financial position. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. A reconciliation of MFA’s earnings excluding capital losses for the three months ended June 30, 2006 with the most directly comparable financial measure calculated in accordance with GAAP is as follows:

	For the Three Months Ended June 30, 2006

(In Thousands, Except per Share Amounts)		(Per Share)
Net Loss Allocable to Common Stockholders	$(21,773)	$(0.27)
Add: Capital losses from sales of MBS	24,746	0.31

Net Income Excluding GAAP Capital Losses Realized	2,973	0.04

Weighted average shares outstanding – basic	79,254

Weighted average shares outstanding – diluted	79,280